 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A (Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
 THE SECURITIES EXCHANGE ACT OF 1934

Fred’s, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	62-0634010
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4300 New Getwell Road Memphis, Tennessee	38118
(Address of principal executive offices)	(Zip code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by Fred’s, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on December 27, 2016.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On May 30, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of December 26, 2016, between Fred’s, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

The Amendment accelerates the expiration of the Rights from 5:00 P.M., New York City time on June 26, 2019 to 5:00 P.M., New York City time on May 30, 2017, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to the Charter of Fred’s, Inc., dated May 30, 2017 (incorporated by reference to Exhibit 3.1 to Fred’s, Inc.’s Current Report on Form 8-K filed on May 31, 2017)

4.1
Rights Agreement dated as of December 26, 2016, between Fred’s, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Fred’s, Inc.’s Current Report on Form 8-K filed on December 27, 2016)

4.2
Amendment No. 1 to the Rights Agreement, dated May 30, 2017, between Fred’s, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Fred’s, Inc.’s Current Report on Form 8-K filed on May 31, 2017)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRED’S, INC.

Date: May 31, 2017	By:	/s/ Rick J. Hans
	Name:	Rick J. Hans
	Title:	Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

3.1	Articles of Amendment to the Charter of Fred’s, Inc., dated May 30, 2017 (incorporated by reference to Exhibit 3.1 to Fred’s, Inc.’s Current Report on Form 8-K filed on May 31, 2017)

4.1
Rights Agreement dated as of December 26, 2016, between Fred’s, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Fred’s, Inc.’s Current Report on Form 8-K filed on December 27, 2016)

4.2
Amendment No. 1 to the Rights Agreement, dated May 30, 2017, between Fred’s, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Fred’s, Inc.’s Current Report on Form 8-K filed on May 31, 2017)